Exhibit 10.17
NOTICE OF RESTRICTED STOCK UNIT AWARD (DIRECTOR VERSION)
ROBINHOOD MARKETS, INC.
2020 EQUITY INCENTIVE PLAN
Terms defined in the Company’s 2020 Equity Incentive Plan, as amended (the “Plan”), shall have the same meanings in this Notice of Restricted Stock Unit Award (“Notice of Grant”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice of Grant.
All references to the “Platform” in this Notice of Grant or in the RSU Agreement (as defined below) shall be interpreted as the equity management software currently in use by the Company.
The Participant named below has been granted an award of restricted stock units (“RSUs”), subject to the terms and conditions of the Plan, this Notice of Grant and the Restricted Stock Unit Agreement, attached as Annex A (the “RSU Agreement”). Each RSU represents the right to receive one Share. The RSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company.

Participant Name:	[●]

Total Number of RSUs:	[●]

RSU Grant Date:	[●]

Vesting Commencement Date:	[1st day of first full calendar month after the RSU Grant Date]

Expiration Date: The earlier to occur of: (a) the date on which settlement of all vested RSUs granted hereunder occurs and (b) the seventh (7th) anniversary of the Grant Date.
Vesting:
(a)Two-Tiered Vesting. The vesting of the RSUs is conditioned on satisfaction of two vesting requirements before the Expiration Date or earlier termination of the RSUs pursuant to the Plan or the RSU Agreement: a time- and service-based requirement (the “Time and Service Requirement”) and a liquidity-event requirement (the “Liquidity Event Requirement”), each as described below.
(i)Time and Service Requirement. The Time and Service Requirement will be satisfied in 16 equal installments on each three month anniversary of the Vesting Commencement Date; provided that Participant remains in Continuous Service Status (as defined below) from the RSU Grant Date through each such three month anniversary.
(ii)Liquidity Event Requirement. The Liquidity Event Requirement will be satisfied on the earlier to occur of: (A) the date (the “Registration Date”) on which the SEC declares effective a registration statement regarding the initial public offering of the Company’s common stock (the “IPO”) (provided that the IPO occurs by the seventh year anniversary of the RSU Grant Date); and (B) the date of an Acquisition (as defined in the Plan), but only if constituting a permissible payment event as a change in ownership, effective control, or sale of substantially all of the assets, as provided under Section 409A (provided that such date occurs by the seventh year anniversary of the RSU Grant Date) (the earlier of prong (A) or (B) to occur, the “Initial Vesting Event”).
(b)RSUs Vested at Initial Vesting Event. If at the time of the Initial Vesting Event, Participant is not in Continuous Service Status and did not meet the Time and Service Requirement with respect to any portion of the RSUs, then no portion of the RSUs shall vest. If at the time of the Initial Vesting Event, Participant is in Continuous Service Status or has ceased to be in Continuous Service Status but did meet the Time and Service Requirement with respect to any portion of the RSUs, then the RSUs shall vest as to the number of RSUs that have satisfied the Time and Service Requirement as of the Initial Vesting Event in accordance with clause (a)(i) above. “Continuous Service Status” means Participant continues to provide services as an employee, officer, director or consultant to the Company or a Subsidiary, Parent or Affiliate of the Company.
(c)RSUs Vested after Initial Vesting Event. If Participant is in Continuous Service Status at the time of the Initial Vesting Event, then with respect to RSUs that have not vested as of such Initial Vesting Event under clause (b) above, vesting shall continue after the Initial Vesting Event in accordance with the Time and Service Requirement set forth in clause (a)(i) above (each subsequent vesting date, a “Subsequent Vesting Event”).
Settlement: RSUs that vest as of the Initial Vesting Event shall be settled no later than 30 days following such Initial Vesting Event. Settlement means the delivery of the Shares vested under an RSU. Settlement of RSUs on the Initial Vesting Event or any Subsequent Vesting Event shall be in Shares. Settlement of vested RSUs shall occur whether or not Participant is in Continuous Service Status at the time of settlement. No fractional RSUs or rights for fractional Shares shall be created pursuant to this Notice of Grant. Notwithstanding the foregoing, any RSUs that vest upon a Subsequent Vesting Event that falls within the restricted period set forth in Section 15 of the RSU Agreement shall be settled no later than 30 days following the expiration of such restricted period, and in all cases all RSUs shall be settled no later than 74 days after the end of the calendar year in which such Subsequent Vesting Event occurs.
Change in Control: Notwithstanding any provision contained in this Notice of Grant, the Plan or the RSU Agreement to the contrary, if a Change in Control (as defined below) occurs while the Participant is in Continuous Service Status, then the RSUs, to the extent then outstanding and unvested, shall vest in full. Such vested RSUs shall be settled no later than 30 days following such Change in Control.
Definitions: For purposes of this Notice of Grant and the RSU Agreement:
“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.
“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time.
“Change in Control” means the occurrence of any of the following events:
(i)    a merger, reorganization, consolidation or similar form of business transaction directly involving the Company or indirectly involving the Company through one or more intermediaries, unless, immediately following such transaction, more than 50% of the voting power of the then-
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outstanding voting stock or other securities of the Person resulting from consummation of the transaction (which Person may be any Parent that as a result of the transaction owns directly or indirectly the Company and all or substantially all of the Company’s assets) entitled to vote generally in elections of directors of such Person is held by the existing Company stockholders (determined immediately prior to the transaction and related transactions);
(ii)    a single transaction or series of related transactions in which a Person (other than any employee benefit plan of the Company or an Affiliate, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing more than 50% of the outstanding voting power of the Company’s then-outstanding voting securities;
(iii)    a single transaction or series of related transactions in which the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate;
(iv)    at any time during any period of two consecutive years (not including any period prior to the Registration Date) individuals who at the beginning of such period constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a member of the Board subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of, or in connection with, an actual or threatened proxy contest with respect to the election or removal of Board members or other actual or threatened solicitation of proxies or consents by or on behalf of any Person or Persons (whether or not acting in concert) other than the Board; or
(v)    the liquidation or dissolution of the Company.
Notwithstanding anything to the contrary herein, a Change in Control will not be deemed to have occurred by virtue of (A) the consummation of any transaction or series of related transactions immediately following which the holders of the shares of the Company immediately prior to the transaction or series of transactions continue to have substantially the same proportionate ownership and voting power in an entity which owns all or substantially all of the assets of the Company immediately following the transaction or series of transactions, (B) any acquisition of additional securities of the Company or voting power with respect to the Common Stock by any or some combination of the Specified Stockholders (as defined below), including as a result of a Permitted Transfer (as defined in the Certificate of Incorporation) or in connection with a transaction or issuance (including pursuant to outstanding equity-based awards) or any other transaction approved by the Board or a Committee thereof, (C) any change in the Specified Stockholders’ voting power with respect to the Common Stock resulting from a conversion of shares of Common Stock reducing the number of shares or votes outstanding or (D) any acquisition or disposition of shares of Class B Common Stock by the Specified Stockholders or change in the total voting power of the Common Stock held by the Specified Stockholders as a result of (x) the conversion of any shares of Common Stock into shares of Class B Common Stock, (y) the conversion of any shares of Class B Common Stock into shares of any other class of Common Stock or (z) any change in the voting power of the holders of the Class B Common Stock, including solely as a result of any decrease in the total number of shares of Common Stock or of any series of class thereof, as
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applicable, outstanding. For the avoidance of doubt, an initial public offering, any subsequent public offering or any other capital raising event shall not constitute a “Change in Control”.
“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.0001 per share.
“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.0001 per share.
“Common Stock” means Class A Common Stock, the Class B Common Stock or the Company’s Class C common stock, par value $0.0001 per share.
“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Internal Code of 1986, as amended.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity, or a “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.
“Specified Stockholders” means, individually or collectively (in any combination thereof), any Founder (as defined in the Certificate of Incorporation) or a Permitted Entity (as defined in the Certificate of Incorporation) of such Founder.
Miscellaneous: Participant understands that Participant’s service relationship with the Company is for an unspecified duration, can be terminated at any time (i.e. is “at-will”) and that nothing in this Notice of Grant, the RSU Agreement or the Plan changes the at-will nature of that relationship. Participant acknowledges that the vesting of the RSUs pursuant to this Notice of Grant is conditioned on (1) the occurrence of a Change in Control while the Participant is in Continuous Service Status or (2) the occurrence of an Initial Vesting Event or a Subsequent Vesting Event. Participant also understands that this Notice of Grant is subject to the terms and conditions of both the RSU Agreement and the Plan, each of which are incorporated herein by reference. Participant has read both the RSU Agreement and the Plan.
By Participant’s acceptance hereof (whether written, electronic or otherwise), Participant agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, Participant accepts the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, the Notice of Grant, this Agreement, any disclosures provided pursuant to Rule 701, account statements or other communications or information) whether via the Company’s intranet or the internet site of another such third party or via email, or such other means of electronic delivery specified by the Company.
By Participant’s and the Company’s acceptance hereof (in each case, whether written, electronic or otherwise), Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, this Notice of Grant and the RSU Agreement.
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ANNEX A
RESTRICTED STOCK UNIT AGREEMENT (DIRECTOR VERSION)
ROBINHOOD MARKETS, INC.
2020 EQUITY INCENTIVE PLAN
Participant has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Company’s 2020 Equity Incentive Plan, as amended (the “Plan”), the Notice of Restricted Stock Unit Award (“Notice of Grant”) and this Restricted Stock Unit Agreement (this “Agreement”). Unless otherwise defined herein or in the Notice of Grant, the terms defined in the Plan shall have the same defined meanings in this Agreement.
1.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares. As a condition to the issuance of any Shares in settlement of vested RSUs, Participant agrees to enter into a joinder to be bound by any stockholders’ agreement by and between the Company and its stockholders in force from time to time.
2.Dividend Equivalents. Dividend equivalents, if any, shall not be credited to Participant in respect of Participant’s RSUs, except as otherwise permitted by the Committee.
3.No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the RSUs upon the death of Participant. Any transferee who receives an interest in the RSU or the underlying Shares upon the death of Participant shall acknowledge in writing that the RSU shall continue to be subject to the restrictions set forth in this Section 3.
4.Termination. The RSUs shall terminate on the Expiration Date or earlier as provided in this Section 4. If Participant’s service with the Company terminates for any reason, all RSUs for which vesting is no longer possible under the terms of the Notice of Grant and this Agreement shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether such termination has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.
5.Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice of Grant, this Agreement, and the provisions of the Plan (incorporated herein by reference). Participant (i) acknowledges receipt of a copy of each of the foregoing documents via the Platform, (ii) represents that Participant has carefully read and is familiar with their provisions and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant.
6.Limitations on Transfer of Stock. In addition to any other limitation on transfer created by applicable securities laws, Participant shall not assign, encumber or dispose of any interest in the Shares issued pursuant to this Agreement except with the Company’s prior written consent and in compliance with the provisions of Sections 9 and 10 of the Plan, the Company’s then-current insider trading policy and applicable securities laws. The restrictions on transfer also include a prohibition on any short position, any “put equivalent position” or any “call equivalent position” by the RSU holder with respect to the RSU itself as well as any Shares issuable upon settlement of the RSU prior to the settlement thereof until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).
7.Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement, including the transfer restrictions of Sections 3 and 6, and the transferee shall acknowledge such restrictions in writing. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.
8.Withholding of Tax. When the RSUs are vested and/or settled, the fair market value of the Shares shall be treated as income subject to withholding by the Company for income and employment taxes if Participant is or was an employee of the Company. Prior to any relevant taxable or tax withholding event, as applicable, Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account and other tax-related items related to the Participant’s participation in this Plan and legally applicable to the Participant (collectively, “Tax-Related Obligations”). In this regard, Participant authorizes the Company to withhold all applicable Tax-Related Obligations legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or a Parent or Subsidiary of the Company. With the Company’s consent, these arrangements may also include, if permissible under local law, (i) withholding Shares that otherwise would be issued to Participant when Participant’s RSUs are settled; (ii) having the Company withhold taxes from the proceeds of the sale of the Shares, through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf and Participant hereby authorizes such sales by this authorization); or (iii) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s insider trading policy and 10b5-1 trading plan policy, if applicable. Depending on the withholding method, the Company and/or a Parent or Subsidiary of the Company may withhold or account for Tax-Related Obligations by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. In the case of withholding in Shares, the Company shall issue the net number of Shares to Participant by deducting the Shares retained for Tax-Related Obligations from the Shares issuable upon vesting. For tax purposes, Participant is deemed to have received the value of the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Obligations.
9.Code Section 409A. For purposes of this Agreement, a termination of service will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Participant’s termination of service constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Participant’s termination of service and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. The occurrence of the Initial Vesting Event prior to the Expiration Date is intended to be a “substantial risk of forfeiture,” within the meaning of Section 409A, and the settlements related to the Initial Vesting Date and any Subsequent Vesting Date are each intended to be an exempt “short-term deferral,” within the meaning of Section 409A and the Company intends that its initial tax position on its tax return will be consistent with this intent absent a change in legal guidance or other circumstance. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
10.Tax Consequences. Participant acknowledges that there will be tax consequences upon vesting and/or settlement of the RSUs and/or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such settlement or disposition.
11.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant (including any written representations, warranties and agreements as the Committee may request of Participant for compliance with applicable laws) with all applicable foreign and U.S. state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer. Participant may not be issued any Shares if such issuance would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company of any liability in respect of the failure to issue or sell such Shares.
12.Legend on Certificates. The certificates representing the Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, this Agreement or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares of the Company’s Common Stock are listed and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
13.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.
14.Entire Agreement; Severability. The Plan and the Notice of Grant are incorporated herein by reference. The Plan, the Notice of Grant and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and shall satisfy and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof (including, without limitation, any commitment to make any grant of equity-based awards that may have been set forth in any offer letter or other agreement between the parties). If any provision of this

Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
15.Market Standoff Agreement. Participant agrees in connection with any registration of the Company’s securities under the Securities Act or other public offering that, upon the request of the Company or the underwriters managing any registered public offering of the Company’s securities, Participant will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such managing underwriters, as the case may be, for a period of time (not to exceed one hundred eighty (180) days) after the effective date of such registration requested by such managing underwriters and subject to all restrictions as the Company or the managing underwriters may specify for director- or employee-stockholders generally. Further, if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news, or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, if required by the underwriters or the Company, the restrictions imposed by this Section 15 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. For purposes of this Section 15, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the Shares subject to this Section and to impose stop transfer instructions with respect to the Shares until the end of such period. Participant further agrees that the underwriters of any such public offering shall be third party beneficiaries of this Section 15 and agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing.
16.No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s Continuous Service Status, for any reason.
17.Information to Participants. If the Company is relying on an exemption from registration under Section 12(h)-1 of the Exchange Act and such information is required to be provided by such Section 12(h)-1, the Company shall provide the information described in Rules 701(e)(3), (4) and (5) of the Securities Act by a method allowed under Section 12(h)-1 of the Exchange Act in accordance with Section 12(h)-1 of the Exchange Act, provided, that Participant agrees to keep the information confidential.
18.Delivery of Documents and Notices. Any document relating to participating in the Plan and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery or deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the e-mail address, if any, provided for Participant by the Company or at such other address as such party may designate in writing from time to time to the other party.
19.Choice of Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Mateo County, California, or the federal courts for the United

States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
20.Uncertificated Shares. The Participant agrees and acknowledges that to the extent the Shares issued upon settlement of the RSUs are uncertificated then all references herein to stock certificates also includes electronic or uncertificated equivalents.
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